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                     June 2, 2022

       Jason Ader
       Chief Executive Officer
       26 Capital Acquisition Corp.
       OfficeEdge Miami
       701 Brickell Avenue, Suite 1550
       Miami, Florida 33131

                                                        Re: 26 Capital
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 23,
2022
                                                            File No. 001-39900

       Dear Mr. Ader:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Xavier Kowalski